Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2018 Financial Results

- New data from two programs to be presented at AACR -
- New Phase 2 studies to be initiated in 2019 supported by established safety from dose escalation cohorts of vopratelimab (JTX-2011), with ipilimumab and with pembrolizumab -
- Ended 2018 with $195.9 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., March 6, 2019 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the fourth quarter and year ended December 31, 2018.

“2018 was an important year of learnings and significant progress for Jounce. We accomplished several milestones, most notably data readouts and analyses from the Phase 1/2 ICONIC trial for vopratelimab, formerly called JTX-2011, at ASCO and SITC, which provided important insights into vopratelimab’s mechanism of action and a strong scientific rationale for the next stage of clinical development. We also continued to advance our pipeline of immunotherapies including JTX-4014, our PD-1 inhibitor, which began a Phase 1 clinical trial and completed enrollment in the first cohort in late 2018,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics.

“In 2019, we plan to advance our first-in-class highly selective antibody JTX-8064, which targets the LILRB2 receptor on macrophages, by filing an IND and initiating a Phase 1 trial, supporting our goal of three immunotherapies in the clinic this year, while we continue to progress novel discovery programs toward development. We remain committed to advancing our pipeline through our unique translational approach and are convinced, more than ever, that the potential for durable survival benefit in the next generation of immunotherapies will require investment in understanding translational mechanistic science and biomarkers from the clinic,” Dr. Murray continued.

Pipeline Highlights:
Vopratelimab (JTX-2011)

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Combination safety data supports new Phase 2 studies: Dose escalation combination cohorts with ipilimumab and with pembrolizumab began enrollment in June 2018. Safety was acceptable with ipilimumab and with pembrolizumab, and these data support the next stage of clinical development.

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Key data readouts presented at ASCO and SITC 2018: Jounce presented Phase 1/2 ICONIC data at the American Society for Clinical Oncology (ASCO) Annual Meeting in June 2018 and the Society for Immunotherapy of Cancer’s (SITC) Annual Meeting in November 2018.

Tumor reductions were associated with an ICOS pharmacodynamic biomarker, specifically, emergence in the peripheral blood of a population of ICOS hi CD4 T cells, which have the characteristics of activated CD4 T effector cells. In a separate study, these cells were not identified in patients treated with PD-1 inhibitor monotherapy, including responders. This pharmacodynamic biomarker has been critical in the interpretation of Jounce’s clinical data and in informing the planned Phase 2 clinical studies.
Additionally, in a separate analysis, vopratelimab was demonstrated to activate CD4 T cells only if they express high levels of ICOS per T cell. The association of the emergence of ICOS hi CD4 T cells, clinical benefit and the requirement for these cells to be present for vopratelimab activity has led to two new development paths: first, vopratelimab in combination with ipilimumab and, second, patient selection with potential new predictive biomarkers that may enrich for patients whose CD4 T cells are primed to respond to vopratelimab and, therefore, may be more likely to benefit from treatment.

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Planned initiation of Phase 2 clinical studies: Based on reverse translational work to date, Jounce plans to initiate additional Phase 2 clinical studies, including one or more new dosing schedules and combination sequences, in 2019 and expects to report preliminary efficacy data from these additional clinical studies in 2020.

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Upcoming presentations of new data at AACR 2019: In April 2019, Jounce will present two posters on vopratelimab at the American Association for Cancer Research (AACR) Annual Meeting. One poster will contain clinical data showing improved progression free survival and overall survival in ICONIC patients who have emergence of these ICOS hi CD4 T cells and the other will provide more details about the characteristics of these cells.

JTX-4014

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Initiated Phase 1 clinical trial and completed enrollment of first cohort: In late 2018, Jounce advanced JTX-4014, its PD-1 inhibitor, into a Phase 1 clinical trial and completed enrollment in the first cohort. Jounce remains on track to identify the recommended Phase 2 dose in 2019.

JTX-8064

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Initiated IND-enabling studies: In early 2018, Jounce announced the advancement of its first tumor-associated macrophage candidate, JTX-8064, into IND-enabling studies. JTX-8064 targets LILRB2, a macrophage target which Jounce believes may act as a macrophage checkpoint. It is the first tumor-associated macrophage candidate to emerge from Jounce’s Translational Science Platform. Jounce expects to file an Investigational New Drug (IND) application and initiate a Phase 1 clinical trial of JTX-8064 later this year.

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Upcoming presentation of new data at AACR 2019: In April 2019, Jounce will present a poster on the preclinical evaluation of JTX-8064 and its role in reprogramming tumor-associated macrophages within the tumor microenvironment.

Fourth Quarter and Full Year 2018 Financial Results:

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Cash Position: As of December 31, 2018, cash, cash equivalents and investments were $195.9 million, compared to $257.9 million as of December 31, 2017. Cash was utilized for operating costs incurred during the year, offset by the receipt of state and federal income tax refunds. This is in line with the 2018 cash guidance previously provided of ending cash of $185.0 million to $195.0 million.

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Collaboration Revenue: Collaboration revenue was $20.1 million for the fourth quarter of 2018, compared to $13.0 million for the same period in 2017 and $65.2 million for the full year 2018, compared to $71.6 million for the same period in 2017. Collaboration revenue represents non-cash revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene.

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Research and Development (R&D) Expenses: R&D expenses were $16.6 million for the fourth quarter of 2018, compared to $18.6 million for the same period in 2017. The decrease in R&D expenses for the fourth quarter of 2018 was primarily due to $2.8 million of decreased external research and development costs, offset by $1.7 million of increased external clinical and regulatory costs associated with vopratelimab as well as the initiation of the JTX-4014 Phase 1 clinical trial during the fourth quarter of 2018.

R&D expenses were $70.1 million for the full year 2018, compared to $67.8 million for the same period in 2017. The increase in R&D expenses for the full year 2018 was due to $3.1 million of increased employee compensation costs, including $1.7 million of increased stock-based compensation expense, and $3.0 million of increased external clinical and regulatory costs associated with vopratelimab as well as the initiation of the JTX-4014 Phase 1 clinical trial, offset by $2.1 million of decreased external research and development costs and $2.0 million of decreased lab consumables purchases.

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General and Administrative (G&A) Expenses: G&A expenses were $6.6 million for the fourth quarter of 2018, compared to $6.0 million for the same period in 2017 and $26.4 million for the full year 2018, compared to $23.1 million for the same period in 2017. The increase in G&A expenses for both the fourth quarter of 2018 and the full year 2018 was primarily due to increased employee compensation costs.

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Net Loss: Net loss was $2.0 million for the fourth quarter of 2018, or a basic and diluted net loss per share attributable to common stockholders of $0.06. Net loss was $9.4 million for the same period in 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.29. The decrease in net loss and net loss per share attributable to common stockholders is primarily attributable to the increase in collaboration revenue and the decrease in operating expenses from the fourth quarter of 2017 to the fourth quarter of 2018. Net loss was $27.4 million for the full year 2018, or a basic and diluted net loss per share attributable to common stockholders of $0.84 compared to $16.4 million for same period in 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.57. The increase in net loss and net loss per share attributable to common stockholders is primarily due to the decrease in collaboration revenue and the increase in operating expenses from 2017 to 2018.

Financial Guidance:
Based on its current operating and development plans, Jounce expects cash burn on operating expenses and capital expenditures for the full year 2019 to be approximately $80.0 million to $95.0 million. Jounce expects to record approximately $50.0 million to $60.0 million in non-cash collaboration revenue in 2019 from the continued recognition of the Celgene upfront payment received in 2016.
Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements for at least the next 24 months.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 8678456. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue and other financial results; the timing, progress and release of data for Phase 2 clinical studies of vopratelimab; the timing, progress and results of the Phase 1 trial of JTX-4014; the filing of an IND and initiation of a Phase 1 trial of JTX-8064 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses; Jounce’s ability to maintain its collaboration with Celgene and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within the human tumor microenvironment to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce has three development-stage programs: its two clinical product candidates, vopratelimab, a monoclonal antibody that binds to and activates ICOS, and JTX-4014, a monoclonal antibody that binds to PD-1 and for potential use in combination with Jounce’s pipeline of future product candidates, and JTX-8064, a monoclonal antibody that binds to Leukocyte Immunoglobulin Like Receptor B2 (LILRB2) that is currently in the IND-enabling phase. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Collaboration revenue—related party	$20,100	$12,989	$65,201	$71,644
Operating expenses:
Research and development	16,644	18,557	70,052	67,798
General and administrative	6,601	5,984	26,443	23,061
Total operating expenses	23,245	24,541	96,495	90,859
Operating loss	(3,145)	(11,552)	(31,294)	(19,215)
Other income, net	1,151	703	3,961	2,808
Loss before provision for (benefit from) income taxes	(1,994)	(10,849)	(27,333)	(16,407)
Provision for (benefit from) income taxes	46	(1,485)	46	36
Net loss	$(2,040)	$(9,364)	$(27,379)	$(16,443)

Reconciliation of net loss to net loss attributable to common stockholders:
Net loss	$(2,040)	$(9,364)	$(27,379)	$(16,443)
Accrued dividends on Series A convertible preferred stock	—	—	—	(268)
Accrued dividends on Series B convertible preferred stock	—	—	—	(318)
Accrued dividends on Series B-1 convertible preferred stock	—	—	—	(208)
Net loss attributable to common stockholders	$(2,040)	$(9,364)	$(27,379)	$(17,237)
Net loss per share attributable to common stockholders, basic and diluted	$(0.06)	$(0.29)	$(0.84)	$(0.57)
Weighted-average common shares outstanding, basic and diluted	32,750	32,234	32,567	30,055

Jounce Therapeutics, Inc. Selected Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	December 31,
	2018		2017
Cash, cash equivalents and investments	$195,864		$257,851
Working capital	$126,663		$193,046
Total assets	$214,452		$296,660
Total deferred revenue—related party	$97,872		$116,160
Total stockholders’ equity	$104,129		$167,109

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com